Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Announces Expiration of Early Tender Period, Preliminary Results of

Tender Offer for 2017 Notes and Notice of Redemption to Holders of 2017 Notes

SCOTTSDALE, Ariz., March 13, 2013 (GLOBE NEWSWIRE) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the expiration of the early tender period and preliminary results for the Company’s cash tender offer to purchase any or all of its outstanding $99,825,000 aggregate principal amount 7.731% Senior Subordinated Notes due 2017 (“2017 Notes”) and its related consent solicitation (together, the “Tender Offer and Consent Solicitation”). The Tender Offer and Consent Solicitation was made pursuant to the Company’s Offer to Purchase and Solicitation of Consents, the related Consent and Letter of Transmittal and press release, each dated February 27, 2013, (collectively, the “Offer Documents”), which set forth a more detailed description of the terms.

Based on information provided by the depositary for the Tender Offer and Consent Solicitation, an aggregate principal amount of approximately $16,700,000 of 2017 Notes were validly tendered and not validly withdrawn in the Tender Offer and Consent Solicitation.

Holders of 2017 Notes who validly tendered their 2017 Notes in the Tender Offer and Consent Solicitation as of 12:00 midnight, New York City time on Tuesday, March 12, 2013 (the “Early Tender & Consent Date”) will receive $1,033.75 per $1,000 principal amount of 2017 Notes accepted in the Tender Offer and Consent Solicitation.

The tender offer for the 2017 notes will expire at 12:00 midnight, New York City time, on March 26, 2013 (the “Expiration Date”).

Holders of 2017 Notes who validly tender after the Early Tender & Consent Date and at or before the Expiration Date will receive $1,003.75 per $1,000 principal amount of 2017 Notes accepted in the Tender Offer and Consent Solicitation, which excludes the early consent payment of $30.00 per $1,000 principal amount of 2017 Notes.

Meritage intends to retire the remaining, untendered 2017 Notes through a call for redemption, and has provided notice of such call to the holders of the 2017 Notes.

Payments for the 2017 Notes purchased in the Tender Offer and Consent Solicitation will include accrued and unpaid interest from and including the last interest payment date to, but excluding, the settlement date.

As previously disclosed in the press releases issued on February 27, 2013, the Tender Offer and Consent Solicitation is part of a series of related financing transactions that also included a private placement of $175 million aggregate principal amount of its 4.50% Senior Notes due 2018, which was completed on March 13, 2013.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Meritage Homes Corporation

Meritage Homes is the ninth-largest public homebuilder in the United States based on homes closed in 2011. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of December 31, 2012, the company had 158 actively selling communities in 15 metropolitan areas, including Northern California, East Bay/Central Valley and Southern California, Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, Tampa and Raleigh-Durham. In 2012, Meritage also announced its entry into the Charlotte market.

Meritage is an industry leader in innovation and energy efficiency. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards in most of its communities. Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience.

For more information, visit meritagehomes.com.

The Meritage Homes Corporation logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=2624

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